FOR IMMEDIATE RELEASE

Stanley Black & Decker Reports 4Q 2010 and Full Year 2010 Results

New Britain, Connecticut, January 27th, 2011 ... Stanley Black & Decker (NYSE: SWK) today announced fourth quarter and full year 2010 financial results.

•	4Q’10 Pro Forma Revenues Increased 10% To $2.4 Billion; Pro Forma Organic Revenues Up 5%,

•	Excluding One-Time Charges Related Primarily To The Black & Decker Merger, 4Q’10 Diluted EPS Was $1.05

•	Diluted GAAP EPS, Including One-Time Charges, Was $0.81

•	Full Year Diluted EPS Was $3.88, Excluding One-Time Charges Related Primarily To The Black & Decker Merger and the 2Q’10 Tax-Related Benefit. Diluted GAAP EPS, Including The Charges And Benefit, Was $1.32

•	Full Year 2010 Free Cash Flow Of $935 Million, Excluding One-Time Payments

•	Cumulative Cost Synergies Will Be Approximately $425 Million By Year End 2012, Significantly Increased From Original $350 Million Estimate; 2010 Cost Synergies Were $135 Million

•	2013 Revenue Synergy Target Of $300 — $400 Million Identified

•	Full Year 2011 Diluted EPS Guidance Of $4.75 — $5.00, Excluding One-Time Charges; 2011 Free Cash Flow, Excluding One-Time Payments, To Approximate $1.1 Billion

All pro-forma comparisons reflect adjustments made to the 4Q’09 results for Black & Decker to account for the four additional days the company operated during its standalone 4Q’09 versus 4Q’10 due to the shift to the Stanley fiscal calendar. The company has included a pro forma discussion comparing 4Q’10 to prior year for the legacy Black & Decker businesses in order to assist with the understanding of the company on a combined basis.

4Q’10 Key Points:

•	Net sales for the period were $2.4 billion, up 149% versus prior year due to the inclusion of Black & Decker’s results (+133%), unit volume (+5%), other acquisitions (+12%) and currency (-1%). Price was flat. On a pro forma basis, legacy Black & Decker also achieved solid unit volume growth of 5%.

•	The gross margin rate, excluding one-time charges, was 36.5%, down slightly from prior year pro forma levels. The rate is down 40 bps from the 3Q’10 rate of 36.9%, but declined less than the 70 bps historic sequential average due to synergy realization.

•	SG&A expenses, excluding one-time charges, were 25.3% of sales, down from a 4Q’09 combined company pro forma level of 27.5%.

•	4Q’10 operating margin, excluding one-time charges, was 11.2%, up 110 bps from the 4Q’09 pro forma operating margin of 10.1%, primarily reflecting volume leverage and the positive impact of synergies.

•	Working capital turns for the quarter were 5.7, up 10% from 2009 pro forma turns. 4Q’10 free cash flow was $451 million, excluding $182 million of merger-related one-time payments.

Black & Decker Integration Update: Cost & Revenue Synergies

When the combination of Stanley Black & Decker was announced, management provided a cost synergy target of $350 million to be achieved by year three after the closing of the deal (March 2013). Today, management is updating this estimate and now believes the company will achieve $425 million in cost synergies by the end of 2012.

The overwhelming majority of this $75 million excess over the original $350 million target is projected to fall to the bottom line. The outperformance is being driven by above estimate achievements in three of the four previously communicated areas for synergy realization: Manufacturing & Distribution, Sourcing & Procurement and Business & Regional Consolidation.

Additionally, management is targeting to achieve approximately $300 — $400 million in revenue synergies by the end of 2013 driven by brand expansion, increased access to global markets through established distribution channels and cross-selling opportunities. At least two-thirds of the revenue synergies will occur within the CDIY segment with the remainder split relatively evenly between the Security and Industrial segments. These revenue synergies will be modestly accretive in 2011.

Stanley Black & Decker’s President and CEO, John F. Lundgren, commented,
“2010 was a landmark year for Stanley Black & Decker, driven largely by the significant progress we made in integrating Black & Decker. Notably, we were able to achieve 7% organic growth for the year on a pro forma basis amid an uncertain economic environment while continuing the integration in a manner that allowed us to exceed our original cost synergy targets. Our early success to date notwithstanding, we remain focused on effectively navigating the risks and challenges inherent in the integration projects that remain while embedding the Stanley Fulfillment System across the combined entity. We realize that our continued success is dependent upon the ongoing integration of Black & Decker, which is now in a critical phase that includes intensive and often interdependent systems conversions as well as changes within our plant and distribution center networks. Creating additional shareholder value from the successful integration remains management’s top priority.”

4Q’10 Segment Results (Excludes One-Time Charges)

	4Q ‘10			Versus 4Q ‘09
($ millions)	Segment			Segment

			Profit			Profit
	Sales	Profit	Rate	Sales	Profit	Rate
CDIY	$1,273	$144	11.3%	+274%	+256%	-60 Bps
Security	$565	$94	16.6%	+44%	+20%	-330 Bps
Industrial	$575	$85	14.8%	+144%	+219%	+350 Bps

CDIY: In the CDIY segment, Latin America, North America and Asia drove 4Q revenue and profit growth, offsetting modest weakness in Western Europe. Organic sales for Hand Tools, Fasteners & Storage rose 4% due to the success of Bostitch hand tools as well as Stanley-branded storage units. Price fell 1%. Currency had a negative 1% impact. Legacy Black & Decker Power Tools & Accessories organic sales increased approximately 4% with a 5% increase in unit volume, and a negative 1% impact due to price. In Professional Power Tools & Accessories, sales increased in the mid-teens driven by the successful global launch of the 12V Max lithium ion product line. Consumer Products Group volumes rose in the low single digits, driven by demand in Latin America for the new lithium ion power tools as well as new product launches within the home products line. Excluding one-time charges, overall segment profit was 11.3%, down from 11.9% in 4Q’09 as cost synergy realization only partially offset the negative mix impact of the legacy Black & Decker Power Tools and Accessories business and an unfavorable inflation/price arbitrage.

Security: Net sales in Security, excluding the legacy Black & Decker Hardware & Home Improvement business, increased 10% versus 4Q’09. Price (+1%) and acquisition growth (+11%) were partially offset by a 2% decline in unit volume. The Convergent Security business grew approximately 1% organically as recurring monthly revenue rose in the mid-single digits but was tempered by modest declines in installation volumes. The profitability of Stanley Solutions de Sècuritè, or SSDS, which was acquired in 1Q’10, continued to increase slightly as the integration progresses ahead of plan. Stanley Healthcare Solutions grew revenues 7% organically. Mechanical Access organic sales were down 4%, pressured by continued sluggish recovery within the commercial construction markets and weak demand from National Accounts. Revenues from the legacy Black & Decker Hardware & Home Improvement segment (excluding Pfister) increased approximately 1% from the prior year as Kwikset products showed strength, particularly in the home center channels. During the quarter, the Mechanical Access business acquired GMT Hardware Enterprise Corp. (GMT), a manufacturer and distributor of commercial hardware in China with 2009 revenues of $40 million, furthering the business’ plan for global expansion. Excluding the SSDS and GMT acquisitions, the combined segment profit rate was 17.7%.

Industrial: Organic sales for the legacy Stanley businesses rose 18%, driven largely by strong performances in Industrial and Automotive Repair (IAR) and Infrastructure Solutions. The acquisition of CRC-Evans favorably impacted revenues by 30%. Currency had a negative 4% impact, while price had a positive 1% impact. IAR enjoyed significant end user market growth in all North America sales channels, particularly through industrial distribution, as well as significant market share gains. The legacy Black & Decker Engineered Fastening business delivered pro forma sales growth of approximately 15% driven by market share gains and increased platform penetration as well as increased automotive production in North America and Germany. Their unit volume increased 11%, while price had a negative 1% impact, acquisitions added 4% and currency was a positive 1%. Overall Industrial segment profit, excluding one-time charges, improved 350 bps versus prior year to 14.8%, attributable to the inclusion of the legacy Black & Decker Engineered Fastening business and CRC-Evans as well as operating leverage in the IAR and Infrastructure Solutions businesses.

Executive Vice President and Chief Operating Officer, James M. Loree, commented, “We are thankful to our associates for executing this major integration smoothly and effectively thus far. We are excited that we could today raise our merger-related cost savings targets to $425 million, $75 million above our original estimate, and at the same time, introduce a commitment of between $300 and $400 million for revenue synergies. This is a testament to both the compelling logic of the merger and the excellent execution of the integration by our colleagues around the globe. Further, we are very pleased with our new product and share growth momentum across our businesses as well as recent strategic progress in Industrial, emerging markets, and our Healthcare and Infrastructure growth platforms.”

Full Year 2010 Key Points & Pro Forma Segment Results:

•	Revenues from continuing operations were $8.4 billion, up 125% versus prior year due to the inclusion of Black & Decker’s results (+114%), unit volume (+5%), and other acquisitions (+6%). Price and currency were both flat. On a pro forma basis, legacy Black & Decker also achieved strong unit volume growth of 11%.

•	Revenues in the emerging market countries grew 29% on a pro forma basis, led by growth in Latin America.

•	Excluding the one-time charges primarily related to the Black & Decker transaction as well as the positive 2Q tax-related benefit, diluted EPS was $3.88 up 39% vs. prior year. Diluted GAAP EPS including these charges was $1.32 per share in 2010.

•	Operating margin for the company for 2010, excluding one-time charges, was 12.6%.

•	Non-acquisition restructuring and related charges were $25 million: $18 million of restructuring and $7 million of COS charges.

•	Working capital turns were 5.7. Free cash flow, excluding one-time payments, was $935 million.

FY’10 Segment Results (Excludes One-Time Charges)

	FY ‘10			Versus FY ‘09
($ millions)	Segment			Segment

			Profit			Profit
	Sales	Profit	Rate	Sales	Profit	Rate
CDIY	$4,446	$603	13.6%	+243%	+292%	+170 Bps
Security	$2,113	$349	16.5%	+35%	+14%	-320 Bps
Industrial	$1,851	$269	14.5%	+110%	+201%	+440 Bps

Merger And Acquisition Related One-Time Charges and Credits

Total one-time charges related to Mergers and Acquisitions in 4Q’10 were $39 million. The gross margin includes $9 million of facility closure-related charges and a $1 million non-cash inventory step-up charge.  One-time costs recorded in SG&A, primarily for integration-related consulting fees, were $10 million. The $15 million credit in Other, net reflects $20 million of pension curtailment gains as certain Black & Decker pension plans will be replaced by defined contribution plans; this was partially offset by $5 million of deal costs. Merger-related restructuring charges and asset impairments, associated with planned facility closures and the severance of employees, totaled $34 million in 4Q’10.

Total one-time charges related to Mergers and Acquisitions for the full year were $538 million. The gross margin reflects $174 million for non-cash inventory step-up and $21 million of facility closure-related charges.  One-time costs reported in SG&A, primarily for integration-related consulting fees and employee retention, were $82 million. Other, net includes $57 million for deal costs, partially offset by the $20 million of previously mentioned pension curtailment gains. Merger-related restructuring charges and asset impairments, primarily pertaining to facility closures and the severance of employees, totaled $224 million for the year.

2011 Outlook

The company expects full year 2011 EPS to be in the range of $4.75 — $5.00, excluding merger and acquisition related charges, based on the following assumptions:

•	Organic net sales to increase 5-6% from combined company pro-forma level of $9.3 billion.

•	Revenue synergies will add an incremental 50 bps to 2011 revenues and have a modest EPS impact.

•	Acquisition revenue (CRC-Evans, SSDS, GMT, InfoLogix) will approximate 3% growth from $9.3 billion 2010 pro forma.

•	The company expects to realize $165 million in cost synergies related to the Black & Decker merger in 2011.

•	Operating margin rate expansion of approximately 150 bps versus 2010. Embedded in this is a net 100 bps negative impact from price/inflation. Based on current rates, foreign exchange should not have a significant impact.

•	The tax rate will be approximately 25%-26%.

•	Non-merger and acquisition related restructuring, impairment and related charges to remain relatively flat to those taken in 2010 ($25 million).

Including all acquisition and Black & Decker transaction-related one-time charges, the company expects EPS to approximate $4.29 to $4.54 in 2011. For the full year of 2011 the company estimates the one-time charges to be as follows:

•	Total costs to achieve cost synergies in 2011 is $105 million.

•	Restructuring and related costs associated with severance of employees and facility closures of $90 million: $41 million of restructuring and $49 million related to COS changes

•	One-time costs to be recorded in SG&A and “Other-net” of $15 million for certain compensation charges, advisory and consulting fees.

Free cash flow, excluding one-time charges and payments, is expected to be approximately $1.1 billion. This implies increased 2011 capital expenditures due to revenue synergies and a modest benefit from working capital.

Donald Allan Jr, Senior Vice President and CFO commented, “I am very pleased with our 2010 financial performance for it sets the stage for what is ahead. While our acquisition track record is solid and the pipeline is robust, our primary focus remains the integration of Black & Decker. In addition to the EPS performance and solid organic growth, achieving $935 million of 2010 free cash flow after only ten months as a combined organization makes a bullish statement about the future cash flow prospects of this company. We have excellent potential in 2011 to drive strong top and bottom line growth as well as continue to expand our free cash flow base and our guidance reflects this. With the stronger outlook in both these areas, management will be reviewing the timing and magnitude of the company’s dividend increase at its upcoming February board meeting, two quarters earlier in the year than normal.”

The company will host a conference call with investors today, Thursday, January 27th, at 10:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

The call will be accessible by telephone at (877) 242-3653 and from outside the U.S. at (763) 416-6917; also, via the Internet at www.stanleyblackanddecker.com. To listen, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 or (706) 645-9291 by entering the conference identification number 35494665. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact:	Kate White Vanek
Director, Investor Relations
kate.vanek@swkbdk.com
(860) 827-3833

Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. Operating margin is defined as sales less cost of sales less SG&A.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level. The normalized statement of operations and business segment information, as reconciled to GAAP on pages 11-12 and 16-17 for 2010 and pages 18-21 for 2009, is considered relevant to aid analysis of the company’s margin and earnings results aside from the material impact of the one-time charges associated with the Black & Decker merger and the acquisitions of CRC-Evans and SSDS.

Free cash flow is defined as cash flow from operations less capital and software expenditures.  Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.  Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items.   Normalized cash flow and free cash flow, as reconciled to the associated GAAP measures on pages 14 and 15, are considered meaningful pro forma metrics to aid the understanding of the company’s cash flow performance aside from the material impact of the Black & Decker merger-related payments and charges.

The term “pro forma” is used to describe the company’s results as if Black & Decker had been included in 2009, rather than from the March 12, 2010 merger date.  Such pro forma amounts and measures are provided to facilitate understanding the company’s performance due to the significance of the merger with Black & Decker.  These pro forma measures do not include the effects of any of the other acquisitions such as CRC Evans acquired in July 2010.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2011 diluted EPS, excluding one-time charges, in the range of $4.75-$5.00, and including all acquisition and Black & Decker transaction related one-time charges, in the range of $4.29-$4.54; (ii) achieve $425 million in cost synergies by the end of 2012 with respect to the combination with Black & Decker, $165 million of which is expected by the end of 2011; (iii) achieve $300 — $400 million in revenue synergies by the end of 2013; (iv) generate free cash flow, excluding one-time payments, for 2011 of approximately $1.1 billion; and (v) review the timing and magnitude of the Company’s dividend increase at its upcoming February board meeting; are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to execute integration and achieve the synergies, capitalize on growth opportunities and achieve the anticipated results of the combination with Black & Decker; (ii) the Company’s success in driving brand expansion, achieving increased access to global markets through established distribution channels and cross selling opportunities; (iii) the ability of the Company to generate organic net sales increase of 5-6%, from a combined Company pro-forma level of $9.3 billion; (iv) the Company’s ability to achieve revenue synergy increase of 50 bps to 2011 revenues with modest EPS impact; (v) the Company achieving operating margin rate expansion of approximately 150 bps versus 2010; (vi) achieving a tax rate of approximately 25% — 26%; (vii) non-merger and acquisition related restructuring, impairment and related charges remaining relatively flat to those in 2010; (viii) the Company’s success at limiting the cost to achieve cost synergies in 2011 to $105 million; (ix) the Company’s ability to limit costs associated with severance and facilities closures to $90 million; (x) one-time costs to be recorded in SG&A and “other-net” being $15 million for certain compensation charges, advisory and consulting fees; (xi) successful identification, completion and integration of acquisitions, as well integration of existing businesses; (xii) the continued acceptance of technologies used in the Company’s products and services; (xiii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools distributor relationships; (xiv) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xv) the proceeds realized with respect to any business or product line disposals; (xvi) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xvii)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xviii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xix) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xx) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xxi) the Company’s ability to obtain favorable settlement of routine tax audits; (xxii) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxiii) the continued ability of the Company to access credit markets under satisfactory terms;(xxiv) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; and (xxv) the Company’s ability to successfully develop, market and achieve sales from new products and services.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; and (vii) the commitment to and success of the Stanley Fulfillment System.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.